Exhibit 99.1
Darden Restaurants Reports Fiscal 2021 Fourth Quarter and Full Year Results;
Increases Quarterly Dividend;
And Provides Fiscal 2022 Outlook

ORLANDO, Fla., June 24, 2021 /PRNewswire/ -- Darden Restaurants, Inc. (NYSE:DRI) today reported its financial results for the fourth quarter and fiscal year ended May 30, 2021.

Fourth Quarter Financial Highlights, Comparisons to Fourth Quarter Last Year and Fourth Quarter Fiscal 2019
•Total sales increased 79.5% to $2.28 billion driven by a blended same-restaurant sales increase of 90.4% and the addition of 30 net new restaurants, partially offset by one less week of operations this year
•Same-restaurant sales:
•

Same-restaurant sales (open 16 months or greater):	Comparable to 2020	Comparable to 2019[1]
Consolidated Darden	90.4%	(0.5)%
Olive Garden	61.9%	(1.5)%
LongHorn Steakhouse	107.5%	13.5%
Fine Dining	143.6%	(10.6)%
Other Business	160.7%	(9.4)%

•Reported diluted net earnings per share was $2.79 as compared to a reported diluted net loss per share of $3.85 last year
•Adjusted diluted net earnings per share was $2.03, after excluding a non-recurring income tax benefit of $0.76, as compared to adjusted diluted net loss per share of $1.24 last year2
•EBITDA of $412 million2

“We had a strong quarter that exceeded our expectations as sales improved throughout the quarter,” said Darden Chairman & CEO Gene Lee. ”I am proud of how our teams welcomed more of our guests back and created memorable experiences. Over the last 15 months, we have made numerous strategic investments in our business, while streamlining our operations and improving productivity. Given the business transformation work we have done, and the demand we are seeing from the consumer, we are well positioned to thrive in this operating environment.”

Fiscal 2021 Financial Highlights, Compared to Fiscal 20203
•Total sales decreased 7.8% to $7.20 billion driven by a blended same-restaurant sales decrease of 7.8% and one less week of operations this year, partially offset by the addition of 30 net new restaurants
•Same-restaurant sales:

Same-restaurant sales (open 16 months or greater):	Comparable to 2020
Consolidated Darden	(7.8)%
Olive Garden	(9.9)%
LongHorn Steakhouse	5.5%
Fine Dining	(19.2)%
Other Business	(13.5)%

1 Comparison to Q4 fiscal 2019 due to impact of pandemic on Q4 fiscal 2020 sales.
2 See the "Non-GAAP Information" below for more details.
3 Annual same-restaurant sales comparison only to fiscal 2020. Comparison to fiscal 2019 not meaningful since entire year was unaffected by pandemic.

•Reported diluted net earnings per share was $4.80, as compared to reported diluted net loss per share of $0.40 last year
•Adjusted diluted net earnings per share was $4.31, after excluding a non-recurring income tax benefit of $0.76 which was partially offset by $0.27 of charges related to corporate restructuring, as compared to adjusted diluted net earnings per share of $3.13 last year2
•Adjusted EBITDA of $1.04 billion2

Segment Performance
Segment profit represents sales, less costs for food and beverage, restaurant labor, restaurant expenses and marketing expenses. Segment profit excludes non-cash real estate related expenses.

	Q4 Sales			Q4 Segment Profit
($ in millions)	2021	2020	% Change	2021	2020	% Change
Consolidated Darden	$2,279.2	$1,270.1	79.5%
Olive Garden	$1,103.7	$730.8	51.0%	$281.6	$66.8	321.6%
LongHorn Steakhouse	$572.0	$292.9	95.3%	$118.0	$10.9	982.6%
Fine Dining	$151.2	$61.7	145.1%	$32.8	($9.2)	NM
Other Business	$452.3	$184.7	144.9%	$87.1	($44.3)	NM

	Annual Sales			Annual Segment Profit
($ in millions)	2021	2020	% Change	2021	2020	% Change
Consolidated Darden	$7,196.1	$7,806.9	(7.8)%
Olive Garden	$3,593.4	$4,013.8	(10.5)%	$832.9	$732.8	13.7%
LongHorn Steakhouse	$1,810.4	$1,701.1	6.4%	$323.5	$261.9	23.5%
Fine Dining	$446.9	$541.1	(17.4)%	$79.3	$88.3	(10.2)%
Other Business	$1,345.4	$1,550.9	(13.3)%	$193.9	$137.3	41.2%

Business Update
Same-restaurant sales performance relative to fiscal 20194 for Darden and its reportable segments for the fiscal periods listed below are as follows:

	March	April	May	Q4
Consolidated Darden	(4.1)%	1.1%	2.4%	(0.5)%
Olive Garden	(4.9)%	0.3%	1.0%	(1.5)%
LongHorn Steakhouse	9.9%	16.0%	15.5%	13.5%
Fine Dining	(13.8)%	(11.9)%	(5.4)%	(10.6)%
Other Business	(14.3)%	(8.2)%	(4.9)%	(9.4)%

Average weekly sales and average weekly ToGo sales for the Olive Garden and LongHorn Steakhouse segments are as follows:

Olive Garden	March	April	May	Q4
Average Weekly Sales	$96,158	$95,826	$100,608	$97,425
Average Weekly ToGo Sales	$33,353	$31,419	$31,533	$32,197

LongHorn Steakhouse	March	April	May	Q4
Average Weekly Sales	$83,651	$81,309	$83,893	$83,004
Average Weekly ToGo Sales	$17,044	$15,586	$14,594	$15,839

Dividend Declared
4 Comparison to Q4 fiscal 2019 due to impact of pandemic on Q4 fiscal 2020 sales.

Darden's Board of Directors declared a quarterly cash dividend of $1.10 per share, a 25% increase from third quarter fiscal 2021, on the Company's outstanding common stock. The dividend is payable on August 2, 2021 to shareholders of record at the close of business on July 9, 2021.

Share Repurchase Program
During the quarter, the Company repurchased approximately 0.3 million shares of its common stock for a total cost of approximately $38 million. As of the end of fiscal 2021, the Company had approximately $463.5 million remaining under the current $500 million repurchase authorization.

"Our strong operating model generates substantial cash flows and, despite a challenging year, we generated $1.2 billion in cash from operations in fiscal 2021," said CFO Raj Vennam. "As a result we repaid our term loan, reinstated our pre-COVID dividend and quickly built up our cash position. Our disciplined approach of focusing on driving profitable sales and simplifying operations positions us well for the future."

Fiscal 2022 Financial Outlook
The financial outlook for fiscal 2022 assumes full operating capacity for essentially all restaurants and no significant business interruptions related to COVID-19.
•Total sales of approximately $9.2 to $9.5 billion
•Total sales growth vs. Pre-COVID5 of 5% to 8%
•Same-restaurant sales vs. fiscal 2021 of 25% to 29%
•Approximately 35 to 40 new restaurant openings
•Total capital spending of $375 to $425 million
•Total inflation of approximately 3%
•EBITDA between $1.50 to $1.59 billion*
•Effective tax rate of 13% to 14%
•Diluted net earnings per share from continuing operations of $7.00 to $7.50
•Approximately 131 million weighted average diluted shares outstanding
*See the "Non-GAAP Information" below for more details

Annual Meeting of Shareholders
Darden will hold its Annual Meeting of Shareholders on September 22, 2021. The meeting will be held in a virtual format only. The record date for shareholders to vote in the Annual Meeting is July 28, 2021.

Investor Conference Call
The Company will host a conference call and slide presentation on Thursday, June 24 at 8:30 am ET to review its recent financial performance. To listen to the call live, please go to https://www.webcaster4.com/Webcast/Page/1007/41444 at least fifteen minutes early to register, download, and install any necessary audio software. Prior to the call, a slide presentation will be posted on the Investor Relations section of our website at: www.darden.com. For those who cannot access the Internet, please dial 1-833-470-0145 and enter passcode 2283499. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Darden
Darden is a restaurant company featuring a portfolio of differentiated brands that include Olive Garden, LongHorn Steakhouse, Cheddar's Scratch Kitchen, Yard House, The Capital Grille, Seasons 52, Bahama Breeze and Eddie V's. For more information, please visit www.darden.com.

Information About Forward-Looking Statements
Forward-looking statements in this communication regarding our expected earnings performance and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are first made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature,
5 Comparison to twelve months ended Q3 fiscal 2020 due to impact of pandemic.

forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports. These risks and uncertainties include the impacts of the novel coronavirus (COVID-19) pandemic on our business and the response of governments and of our Company to the outbreak, technology failures including failure to maintain a secure cyber network, food safety and food-borne illness concerns, the inability to hire, train, reward and retain restaurant team members or monitor and proactively respond to employee dissatisfaction, a failure to develop and recruit effective leaders, litigation, unfavorable publicity, an inability or failure to manage the accelerated impact of social media, risks relating to public policy changes and federal, state and local regulation of our business, long-term and non-cancelable property leases, labor and insurance costs, failure to execute a business continuity plan following a disaster, health concerns including food-related pandemics or virus outbreaks, intense competition, failure to drive profitable sales growth, a lack of availability of suitable locations for new restaurants, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products and services, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including interest rates, disruptions in the financial markets, risks of doing business with franchisees, licensees and vendors in foreign markets, failure to protect our intellectual property, impairment in the carrying value of our goodwill or other intangible assets, failure of our internal controls over financial reporting and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

Non-GAAP Information
The information in this press release includes financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”), such as adjusted diluted net earnings per share from continuing operations and EBITDA - earnings before interest, taxes, depreciation and amortization. The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. The Company believes that the presentation of certain non-GAAP measures provides useful supplemental information that is essential to a proper understanding of the operating results of the Company’s businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP measures are included in this release.

(Analysts) Kevin Kalicak, (407) 245-5870; (Media) Rich Jeffers, (407) 245-4189

Fiscal Q4 Reported to Adjusted Earnings (Loss) Reconciliation
	Q4 2021				Q4 2020
$ in millions, except per share amounts	Earnings (Loss) Before Income Tax	Income Tax Expense (Benefit)	Net Earnings (Loss)	Diluted Net Earnings (Loss) Per Share	Earnings (Loss) Before Income Tax	Income Tax Expense (Benefit)	Net Earnings (Loss)	Diluted Net Earnings (Loss) Per Share
Reported Earnings (Loss) from Continuing Operations	$306.0	$(63.0)	$369.0	$2.79	$(610.3)	$(130.6)	$(479.7)	$(3.85)
Adjustments:
Goodwill impairment[1]					169.2	9.2	160.0	1.29
Trademark impairment[1]					145.0	36.2	108.8	0.87
Restaurant-level impairments[2]					47.0	11.7	35.3	0.28
Other asset impairments[3]					28.8	7.2	21.6	0.17
Pension settlement adjustment[4]					(1.6)	(0.4)	(1.2)	(0.01)
International entity liquidation					—	(0.6)	0.6	0.01
Income tax benefit[6]		99.7	(99.7)	(0.76)
Adjusted Earnings (Loss) from Continuing Operations	$306.0	$36.7	$269.3	$2.03	$(221.9)	$(67.3)	$(154.6)	$(1.24)

Annual Reported to Adjusted Earnings (Loss) Reconciliation
	2021				2020
$ in millions, except per share amounts	Earnings (Loss) Before Income Tax	Income Tax Expense (Benefit)	Net Earnings (Loss)	Diluted Net Earnings (Loss) Per Share	Earnings (Loss) Before Income Tax	Income Tax Expense (Benefit)	Net Earnings (Loss)	Diluted Net Earnings (Loss) Per Share
Reported Earnings (Loss) from Continuing Operations	$576.5	$(55.9)	$632.4	$4.80	$(161.0)	$(111.8)	$(49.2)	$(0.40)
Adjustments:
Goodwill impairment[1]					169.2	9.2	160.0	1.30
Trademark impairment[1]					145.0	36.2	108.8	0.89
Restaurant-level impairments[2]					47.0	11.7	35.3	0.29
Other asset impairments[3]					28.8	7.2	21.6	0.18
Pension settlement charge[4]					145.5	35.8	109.7	0.89
International entity liquidation					6.2	3.5	2.7	0.02
Corporate restructuring[5]	47.8	12.0	35.8	0.27
Income tax benefit[6]		99.7	(99.7)	(0.76)
Adjusted Earnings from Continuing Operations	$624.3	$55.8	$568.5	$4.31	$380.7	$(8.2)	$388.9	$3.17
Impact of diluted shares[7]	—	—	—	—	—	—	—	(0.04)
Adjusted Diluted Earnings from Continuing Operations	$624.3	$55.8	$568.5	$4.31	$380.7	$(8.2)	$388.9	$3.13
Interest			63.5
Adjusted Income Tax Expense			55.8
Depreciation and Amortization			350.9
Adjusted EBITDA			$1,038.7
1 Non-cash goodwill and trademark impairments are related to the economic impact of COVID-19 on Darden’s overall market capitalization and the impact on Cheddar’s Scratch Kitchen cash flows, coupled with the relative recency of the addition of Cheddar’s to our portfolio.
2 Fiscal 2020 non-cash asset impairments are related to the economic impact of COVID-19 on 11 underperforming restaurants we permanently closed during the fourth quarter and 9 other restaurants whose projected cash flows were not sufficient to cover their respective carrying values.
3 Non-cash other asset impairments are related to the economic impact of COVID-19, approximately $15 million of which is related to inventory obsolescence and $14 million related to receivables we deemed uncollectible.
4 In April 2018, our Benefit Plans Committee approved the termination of our primary non-contributory defined benefit pension plan. In fiscal 2020 the benefit obligation to plan participants was settled, resulting in a pension settlement charge in Q2 fiscal 2020 and subsequent adjustment in Q4 fiscal 2020.
5 Includes cash expenses of approximately $38 million, primarily related to severance and benefits, which will be paid over an eighteen month period, and non-cash expenses of approximately $10 million related to acceleration of equity-settled awards and expense associated with the postretirement benefit plan.
6 Primarily relates to our estimated federal net operating loss (NOL) for fiscal year 2021, which we expect to carryback to the preceding five years. A non-recurring income tax benefit is generated due to the difference in the federal tax rates between fiscal year 2021 and the years to which the NOL will be carried back.
7 Due to the net loss from continuing operations for fiscal 2020, the effect of dilutive securities was excluded from the calculation of reported diluted loss per share. The adjusted diluted earnings per share calculation includes 1.4 million dilutive shares.

Q4 Fiscal 2021 EBITDA Reconciliation
$ in millions
Net Earnings	$369
Interest, Net	17
Income tax expense (benefit)	(63)
Depreciation and amortization	89
EBITDA	$412

Fiscal 2022 EBITDA Outlook Reconciliation
$ in millions
Net Earnings	$916	to	$980
Interest, Net	65		65
Income tax expense	139		165
Depreciation and amortization	380		380
EBITDA	$1,500	to	$1,590

DARDEN RESTAURANTS, INC.
NUMBER OF COMPANY-OWNED RESTAURANTS

	5/30/21	5/31/20
Olive Garden	875	868
LongHorn Steakhouse	533	522
Cheddar's Scratch Kitchen	170	165
Yard House	81	81
The Capital Grille[1]	63	60
Seasons 52	44	44
Bahama Breeze	42	41
Eddie V's	26	23
Darden Continuing Operations	1,834	1,804
[1]Includes three The Capital Burger restaurants in fiscal 2021 and two in fiscal 2020.

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	5/30/2021	5/31/2020	5/30/2021	5/31/2020
Sales	$2,279.2	$1,270.1	$7,196.1	$7,806.9
Costs and expenses:
Food and beverage	663.1	396.5	2,072.1	2,240.8
Restaurant labor	690.7	532.7	2,286.3	2,682.6
Restaurant expenses	386.0	330.4	1,344.2	1,475.1
Marketing expenses	24.3	31.4	91.1	238.0
General and administrative expenses	97.4	86.8	396.2	376.4
Depreciation and amortization	89.1	94.4	350.9	355.9
Impairments and disposal of assets, net	5.2	220.8	6.6	221.0
Goodwill impairment	—	169.2	—	169.2
Total operating costs and expenses	$1,955.8	$1,862.2	$6,547.4	$7,759.0
Operating income	323.4	(592.1)	648.7	47.9
Interest, net	17.1	19.9	63.5	57.3
Other (income) expense, net	0.3	(1.7)	8.7	151.6
Earnings (loss) before income taxes	306.0	(610.3)	576.5	(161.0)
Income tax expense (benefit)	(63.0)	(130.6)	(55.9)	(111.8)
Earnings (loss) from continuing operations	$369.0	$(479.7)	$632.4	$(49.2)
Losses from discontinued operations, net of tax expense (benefit) of $(0.8), $0.7, $(3.2) and $(0.9), respectively	(0.5)	(0.3)	(3.1)	(3.2)
Net earnings (loss)	$368.5	$(480.0)	$629.3	$(52.4)
Basic net earnings per share:
Earnings (loss) from continuing operations	$2.82	$(3.85)	$4.85	$(0.40)
Losses from discontinued operations	—	(0.01)	(0.02)	(0.03)
Net earnings (loss)	$2.82	$(3.86)	$4.83	$(0.43)
Diluted net earnings per share:
Earnings (loss) from continuing operations	$2.79	$(3.85)	$4.80	$(0.40)
Losses from discontinued operations	(0.01)	(0.01)	(0.03)	(0.03)
Net earnings (loss)	$2.78	$(3.86)	$4.77	$(0.43)
Average number of common shares outstanding:
Basic	130.9	124.5	130.4	122.7
Diluted	132.4	124.5	131.8	122.7

DARDEN RESTAURANTS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)

	5/30/2021	5/31/2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,214.7	$763.3
Receivables, net	68.2	49.8
Inventories	190.8	206.9
Prepaid income taxes	337.2	18.4
Prepaid expenses and other current assets	60.2	63.0
Total current assets	$1,871.1	$1,101.4
Land, buildings and equipment, net	2,869.2	2,756.9
Operating lease right-of-use assets	3,776.4	3,969.2
Goodwill	1,037.4	1,037.4
Trademarks	806.3	805.9
Other assets	295.7	275.3
Total assets	$10,656.1	$9,946.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$304.5	$249.4
Short-term debt	—	270.0
Accrued payroll	177.4	150.0
Accrued income taxes	35.9	6.2
Other accrued taxes	60.5	43.4
Unearned revenues	474.2	467.9
Other current liabilities	795.8	605.9
Total current liabilities	$1,848.3	$1,792.8
Long-term debt	929.8	928.8
Deferred income taxes	221.6	56.1
Operating lease liabilities - non-current	4,088.5	4,276.3
Other liabilities	754.8	560.9
Total liabilities	$7,843.0	$7,614.9
Stockholders’ equity:
Common stock and surplus	$2,286.6	$2,205.3
Retained earnings	522.3	143.5
Accumulated other comprehensive income (loss)	4.2	(17.6)
Total stockholders’ equity	$2,813.1	$2,331.2
Total liabilities and stockholders’ equity	$10,656.1	$9,946.1

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Twelve Months Ended
	5/30/2021	5/31/2020
Cash flows—operating activities
Net earnings (loss)	$629.3	$(52.4)
Losses from discontinued operations, net of tax	3.1	3.2
Adjustments to reconcile net earnings from continuing operations to cash flows:
Depreciation and amortization	350.9	355.9
Impairments and disposal of assets, net	6.6	390.2
Stock-based compensation expense	72.4	53.0
Pension settlement charge	—	145.5
Change in current assets and liabilities and other, net	131.2	(178.0)
Net cash provided by operating activities of continuing operations	$1,193.5	$717.4
Cash flows—investing activities
Purchases of land, buildings and equipment	(254.9)	(459.9)
Proceeds from disposal of land, buildings and equipment	5.4	5.8
Cash used in business acquisitions, net of cash acquired	—	(55.8)
Purchases of capitalized software and changes in other assets, net	(14.2)	(34.1)
Net cash used in investing activities of continuing operations	$(263.7)	$(544.0)
Cash flows—financing activities
Net proceeds from issuance of common stock	46.2	525.9
Dividends paid	(202.6)	(322.3)
Repurchases of common stock	(45.4)	(330.3)
Proceeds from (repayments of) short-term debt, net	(270.0)	270.0
Other, net	(7.1)	(4.6)
Net cash provided by (used in) financing activities of continuing operations	$(478.9)	$138.7
Cash flows—discontinued operations
Net cash provided by (used in) operating activities of discontinued operations	0.5	(6.1)
Net cash provided by (used in) discontinued operations	$0.5	$(6.1)

Increase in cash and cash equivalents	451.4	306.0
Cash and cash equivalents - beginning of period	763.3	457.3
Cash and cash equivalents - end of period	$1,214.7	$763.3